Exhibit 5.1
CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS
     We consent to the incorporation by reference in this Post-Effective Amendment No. 5 to Registration Statement No. 333-127577 on Form F-10 of our reports dated February 14, 2007 relating to the financial statements of TELUS Corporation for the year ended December 31, 2006 and management’s report on the effectiveness of internal controls over financial reporting as of December 31, 2006 appearing in the report on Form 6-K of TELUS Corporation filed with the Securities and Exchange Commission on March 1, 2007.
/s/  Deloitte & Touche LLP
Independent Registered Chartered Accountants
Vancouver, British Columbia, Canada
March 8, 2007